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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HOSTOPIA.COM INC.

        The undersigned, being the Secretary of Hostopia.com Inc., a corporation organized and existing under the laws of the State of Delaware, in accordance with an original Certificate of Incorporation of the corporation filed with the Secretary of State of the State of Delaware on December 10, 1999, and amended on May 9, 2000, June 15, 2000 and December 21, 2001, hereby certifies, pursuant to Section 245 of the Delaware General Corporation Law, as follows:

        ONE:    He is the duly elected, qualified and acting the Secretary of Hostopia.com Inc., a Delaware corporation (the "Corporation").

        TWO:    The Certificate of Incorporation of the Corporation, as amended and in effect on the date hereof, is amended and restated to read in its entirety as follows:

ARTICLE I.

        The name of the Corporation is Hostopia.com Inc.

ARTICLE II.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (the "DGCL").

ARTICLE III.

        The Corporation shall have perpetual duration.

ARTICLE IV.

        The registered office of the Corporation in Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent is Corporation Service Company.

ARTICLE V.

        (a)   The total number of shares of capital stock which the Corporation is authorized to issue shall be 40,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.0001 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value $0.0001 per share ("Preferred Stock").

        (b)   Immediately prior to the filing of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware, each five (5) shares of the Corporation's Series A Preferred Stock (the "Series A Preferred Stock") that was outstanding was converted into one (1) share of the Preferred Stock with the same rights, privileges, preferences and restrictions of the Series A Preferred Stock (including, without limitation, provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote). The same rights, privileges, preferences and restrictions of the Series A Preferred Stock (including, without limitation, provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote) are set forth in Exhibit A hereto.

        (c)   Pursuant to Section 242(b)(2) of the DGCL, the number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Common Stock and Preferred Stock, voting as a single class without the separate vote of the holders of any other class or series of stock.

        (d)   All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall not be entitled to cumulate their votes in the election of directors and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata shares, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors of the Corporation (the "Board of Directors") and any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

        (e)   The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE VI.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of not less than sixty-six and two-thirds (66 2/3%) percent of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VII.

        (a)   Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

        (b)   The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. A director shall hold office until the annual meeting next following his election and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        (c)   Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the DCGL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least sixty (60%) percent of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of at least sixty (60%) percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

        (d)   Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Common Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

ARTICLE VIII.

        Stockholders of the Corporation shall take action by meetings held pursuant to this Amended and Restated Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Board of Directors of the Corporation and the Chief Executive Officer of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX.

        (a)   To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

        (b)   Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL. The rights to indemnification and advancement of expenses conferred by this Article IX shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

        (c)   If a claim under this Article IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

        (d)   If the DGCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article IX shall be broadened to the fullest extent permitted by the DGCL, as so amended.

        (e)   No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director's duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, VII, VIII, IX and X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders at least 66 2/3% of the outstanding voting stock of the Corporation entitled to vote at election of directors.

        THREE:    The foregoing amendment and restatement has been duly adopted by the Corporation's Board of Directors in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        FOUR:    The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

[Signature Page Follows.]

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of the 31st day of May 2006.

HOSTOPIA.COM INC.
By:	/s/ MIKE MUGAN Name: Mike Mugan Title: Secretary

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HOSTOPIA.COM INC.
ARTICLE I.
ARTICLE II.
ARTICLE III.
ARTICLE IV.
ARTICLE V.
ARTICLE VI.
ARTICLE VII.
ARTICLE VIII.
ARTICLE IX.
ARTICLE X.